AMENDED AND RESTATED

REVOLVING PROMISSORY NOTE AGREEMENT

OUTDOOR SPECIALTY PRODUCTS, INC.

(Line of Credit Loan)

US $30,000                October 1, 2024

THIS AMENDED AND RESTATED REVOLVING PROMISSORY NOTE AGREEMENT SUPERSEDES AND REPLACES IN ITS ENTIRETY THAT CERTAIN REVOLVING PROMISSORY NOTE AGREEMENT BETWEEN OUTDOOR SPECIALTY PRODUCTS, INC., AND ED BAILEY, DATED DECEMBER 1, 2021, IN THE ORIGINAL PRINCIPAL AMOUNT OF $7,000, AS AMENDED THROUGH AND INCLUDING THE FOURTH AMENDMENT THERETO DATED OCTOBER 9, 2023.

FOR VALUE RECEIVED, intending to be legally bound hereby, Outdoor Specialty Products, Inc., a Utah corporation having an address of 3842 Quail Hollow Drive, Salt Lake City, Utah 84109 (“Borrower”), hereby promises to pay to the order of Ed Bailey, an individual, or his successors and assigns (referred to herein as the “Noteholder”) at 4685 South Highland Drive, Suite 200, Salt Lake City, Utah 84117, the principal sum of THIRTY THOUSAND AND NO/100 DOLLARS (US$30,000.00), or so much of that sum as may be advanced by the Noteholder under this Promissory Note from time to time and not repaid (the “Principal Indebtedness”), plus interest as computed below.

The following is a statement of the rights and obligations of Borrower and the Noteholder under this Promissory Note (this “Note”).

1.Maturity Date; Optional Prepayments.

(a)Maturity Date. The aggregate unpaid Principal Indebtedness, all accrued and unpaid interest thereon, and all other amounts payable under this Note shall be due and payable on or before the close of business on December 31, 2025 (the “Maturity Date”).  The Maturity Date may be extended from time to time by the written agreement of Borrower and Noteholder.

(b)Optional Prepayment.  Borrower may prepay this Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2.Interest.

(a)Interest Rate. Except as otherwise provided herein, the outstanding balance of the Principal Indebtedness shall bear interest at the rate of three and one-half percent (3.5%) per annum.  Interest shall accrue daily on the outstanding balance of the Principal Indebtedness both before and after judgment.  All computations of interest shall be made based on a 360-day year and the actual number of days elapsed.  Interest shall accrue on the Principal Indebtedness commencing on the day or days on which advances under this Note are made but shall not accrue on the Principal Indebtedness on the day on which it is paid.

(b)Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at a rate equal to twelve percent (12%) per annum from the date of such non-payment until such amount is paid in full.

3.Payment Mechanics.

(a)Manner of Payment.  All payments of interest and principal shall be made in lawful money of the United States of America no later than 5:00 P.M. on the date on which such payment is due by company check or by wire transfer of immediately available funds to Noteholder at the above address or to Noteholder’s account at a bank specified by the Noteholder in writing to Borrower from time to time.

(b)Application of Payments.  All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second, to accrued and unpaid interest and third, to the payment of the outstanding Principal Indebtedness.

(c)Business Day Convention.  Whenever any payment to be made hereunder shall be due on a day that is a Saturday, Sunday, or other day on which commercial banks in Salt Lake City, Utah are authorized or required by law to close, such payment shall be made on the next succeeding business day and such extension will be taken into account in calculating the amount of interest payable under this Note.

4.Revolving Line of Credit.  This Note shall be a revolving line of credit under which Borrower may, with the consent of Lender, repeatedly draw and repay funds, so long as no default has occurred hereunder beyond any applicable notice and/or cure period and so long as the aggregate, outstanding principal balance at any time does not exceed the principal amount of this Note.  If, at any time prior to the Maturity Date, this Note shall have a zero-balance owing, this Note shall not be deemed satisfied or terminated but shall remain in full force and effect for future draws unless terminated on other grounds.

5.Event of Default/Remedies.  An event of default will occur if any of the following events occurs: (a) failure to pay any principal or interest hereunder within five (5) days after the same becomes due; (b) any representation or warranty made by Borrower hereunder or in connection with any borrowing or request for an advance hereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Noteholder is untrue in any material respect at the time when made; (c) filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the U.S. Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing; or (d) filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the U.S. Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

Upon the occurrence of an event of default as defined above, the Noteholder may declare the entire unpaid principal balance, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind and shall be entitled to exercise all rights and remedies provided in the Loan Agreement, at law and in equity.

6.Interest Limitation.  All agreements between the parties to this Note and the holder of this Note are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment or advancement of the proceeds of the loan evidenced by this Note, acceleration of maturity of this Note, or otherwise shall the amount paid or agreed to be paid to the Noteholder for the use, forbearance or detention of the money to be loaned under this Note exceed the maximum interest rate permissible under applicable law.  If, from any circumstance whatsoever, fulfillment of any provision of this Note or of any other agreement between the parties to this Note and the Noteholder, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity.  In the event that any payment is received by the Noteholder that would otherwise be deemed to be a payment of interest in excess of the maximum allowed by law, such payment shall be deemed to have been paid on account of principal at the time of receipt.  This provision shall never be superseded or waived and shall control every other provision of this Note and all agreements between the parties and the Noteholder.

7.Severability.  If any provision of this Note, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, Borrower and the Noteholder shall negotiate an equitable adjustment to the provisions of this Note with a view to effecting, to the greatest extent possible, the original purpose and intent of this Note, and in any event, the validity and enforceability of the remaining provisions of this Note shall not be affected thereby.

8.Notices.  Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed given (a) when delivered personally (including by recognized national courier), (b) three (3) days after being deposited in the U.S. mail, first class mail, registered or certified, with postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt,  in each case addressed to the parties at their respective addresses set forth in the introductory paragraph hereof or such other address as a party may request by notifying the other in writing.

9.Governing Law.  This Note has been executed and delivered, and shall be deemed to have been made, in Salt Lake City, Utah.  This Note is governed by, and will be construed and enforced in accordance with, the laws of the State of Utah, without giving effect to any conflict of laws rules.

10.Attorney’s Fees.  If this Note is collected by an attorney after default in the payment of principal or interest, either with or without suit, the undersigned agrees to pay all costs and expenses of collection including a reasonable attorney’s fee.

11.Waiver of Presentment Etc.  Borrower hereby waives presentment for payment, protest, demand and notice of dishonor and nonpayment of this Note, and consents to all extensions of time, renewals, waivers, or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note.

12.Entire Agreement: Successors and Assigns.  This Note constitutes the entire agreement between Borrower and the Noteholder relative to the subject matter hereof.  Any previous agreement between Borrower and the Noteholder related to the subject matter hereof is superseded by this Note.  This Note shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties.

13.Waiver and Amendment.  This Note and the terms hereof may be amended, waived, modified, or discharged only upon the written consent of both Borrower and the Noteholder.  The waiver by a party of any breach or violation of any provision of this Note will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

COMPANY:

OUTDOOR SPECIALTY PRODUCTS, INC.

a Utah corporation

By: /s/ Kirk Blosch

Name: Kirk Blosch

Title: President

ACCEPTED AND AGREED TO:

/s/ Ed Bailey

Ed Bailey